                                                                   EXHIBIT 10.14


                     CABLE DESIGN TECHNOLOGIES CORPORATION
                                FOSTER PLAZA 7
                              661 ANDERSEN DRIVE
                             PITTSBURGH, PA 15220


                              November 1, 1997

Charles B. Fromm
25 Central Park West, 14-S
New York, NY 10023

Dear Charlie:

          The Board of Directors (the "Board") of Cable Design Technologies
                                       -----
Corporation (the "Company") considers the maintenance of a sound management to
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be essential to protecting and enhancing the best interests of the Company and its stockholders. In this connection, the Company recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without the distraction which may arise from the possibility of a change in control of the Company.

          This is not an employment contract nor does it alter your status as an at-will employee of the Company. Just as you remain free to leave the employ of the Company at any time, so too does the Company retain its right to terminate your employment without notice, at any time, for any reason. However, the Company believes that, both prior to and at the time a change in control is anticipated or occurring, it is necessary to have your continued attention and dedication to your assigned duties without distraction, and this Agreement is intended as an inducement for your willingness to become an employee of the Company (subject, however, to either party's right to terminate such employment at any time). Therefore, should you still be an employee of the Company at such time, the Company agrees that you shall receive the severance benefits hereinafter set forth in the event your employment with the Company terminates in contemplation of or subsequent to a "change in control" (as defined in Section 2 hereof) under the circumstances described below.

          As consideration for the severance benefits that you receive pursuant to this Agreement, you agree to be bound by all of the terms of this Agreement, including, without limitation, Section 8 hereof, which includes covenants by you not to compete with the Company, not to solicit the Company's employees and not to use or disclose Confidential Information (as hereinafter defined) of the Company, as described in more detail in Section 8.

          1.  Term of Agreement.  This Agreement shall commence on the date
              -----------------
hereof and shall continue in effect through November 1, 2002; provided, however, that, if a change in control of the Company, as defined in Section 2 hereof, shall have occurred during the term of this Agreement, then this Agreement shall continue in effect until the later to occur of (i) the date twenty-four months after the occurrence of change in control or (ii) the scheduled expiration of this Agreement.

          2.  Change in Control.  No benefits shall be payable hereunder unless
              -----------------
there shall have been a change in control of the Company, as set forth below, and your employment by the Company shall have been terminated in accordance with
Section 3 below.  For purposes of this Agreement, a "change in control" shall be
                                                     -----------------
deemed to have occurred if (A) any "person" or "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (other than the Company, Golder, Thoma, Cressey, Rauner, Inc. ("GTCR"), or an affiliate of GTCR, including, without limitation, Golder, Thoma Cressey Fund II, or any employee benefit plan of the Company), (B) there shall be consummated any consolidation, merger, reorganization or acquisition involving the Company unless following such event (x) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding voting securities of the Company immediately prior to such event beneficially own, directly or indirectly, more than 80% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such event in substantially the same proportions as their ownership immediately prior to such event and (y) the provisions of clause (A) above are not met and (z) at least two-thirds of the members of the board of directors of the corporation resulting from such event were members of the board of directors at the time of the initial consideration of, or any action of the board relating to such event, (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (D) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (E) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board in connection with the election of directors at the Company's annual shareholders' meeting), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the date
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the Company initiates, or is notified of, such Control Transaction (the
"Incumbent Board") shall thereafter cease to constitute at least a majority of the Board; provided, however, that for purposes of this clause (D) any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

          3.  Termination of Employment Following Change in Control.
              -----------------------------------------------------

          (a) If at any time after the date hereof any of the events described in Section 2 hereof constituting a change in control of the Company occurs and in contemplation thereof, in connection therewith or within two years thereafter
(i) you involuntarily cease to be an employee of the Company for any reason other than termination for good cause (as hereinafter defined), disability (as hereinafter defined), or death or (ii) you terminate your employment with the Company for good reason (as hereinafter defined), then (x) you shall be entitled to the benefits provided in Section 4(a) hereof and (y) any unvested options shall vest and you shall be entitled to exercise all vested options for a period of 60 days following such termination. In the event of multiple changes of control during the term of this Agreement, the foregoing two year period shall re-start in the event of such subsequent change of control(s).

          (b) For purposes of this Agreement: (i) "good cause" means (A) your
                                                   ----------
conviction of any criminal violation involving dishonesty, fraud or breach of trust with respect to the Company, or (B) your willful engagement in gross misconduct in the performance of your duties that materially injures the Company; (ii) you shall be "disabled" if, by reason of physical or mental
                            --------
disability, you become unable to perform your normal duties for more than 120 days in the aggregate (excluding infrequent and temporary absence due to ordinary transitory illness) during any twelve-month period; and (iii) "good
                                                                        ----
reason" shall exist if, without your express written consent, (A) you are
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assigned duties materially inconsistent with your position, duties, responsibilities and status with the Company as of the time of the change in control (excluding for purposes of establishing such "base" any adverse change made in contemplation of such change of control), (B) the Company reduces your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except pursuant to across-the-board salary reductions similarly affecting all executives of the Company and its subsidiaries and all executives of any person in control of the Company, (C) the Company reduces your aggregate compensation and incentive and benefit package as in effect at the time of the change in control (excluding for purposes of establishing such "base" any adverse change made in contemplation of such change of control), (D) the Company requires you regularly to perform your duties of employment beyond a fifty-mile radius from the location of your employment as of the time of the change in control (excluding for purposes of establishing such "base" any adverse change made in contemplation of such change of control), (E) the Company takes any other action which materially and adversely changes the conditions or perquisites of your employment as in effect at the time of the change in control, or (F) the Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 10(a) hereof.

          (c) For purposes of this Agreement, any purported termination by the Company or by you shall be communicated by written "Notice of Termination" to
                                                    ---------------------
the other party hereto in accordance with Section 11 hereof. Such Notice of Termination shall indicate the specific termination provision in this Agreement (if any) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment.

"Date of Termination" shall mean the effective date specified in the Notice of
--------------------
Termination as of which your employment terminates (which shall be not less than thirty (30) days nor more than sixty (60) days after the date such Notice of Termination is given).

          (d) The above provisions of this Section 3, and the provisions of
Section 4, shall be applicable after a change in control has occurred, but not prior thereto (unless termination is in contemplation of or in connection with such change of control).

          4.  Benefits Upon Termination.
              -------------------------

          (a) If your employment with the Company is terminated under circumstances which entitle you to benefits under this Section 4(a), then the amount of such benefits (which benefits shall be in addition to any other benefits to which you are entitled other than by reason of this Agreement) shall be equal to the sum of (i) unpaid salary with respect to any vacation days accrued but not taken as of the Date of Termination; (ii) accrued but unpaid salary and bonus through the Date of Termination; and (iii) an amount equal to your highest annual base salary in effect at any time during the period commencing three years preceding the date the change in control occurs and ending on the date the change in control occurs.

          (b) Notwithstanding paragraph (a) of this Section 4, if all or any portion of the payments or benefits provided under this Section 4 either alone or together with other payments or benefits which you receive or are then entitled to receive from the Company and any of its subsidiaries, would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), such payments or benefits provided to you under this Section 4 shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, your net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" for purposes of this Section 4 shall mean the
            ---------------------
sum of (i) the total amount payable to you under this Section 4, plus (ii) all other payments and benefits which you receive or are then entitled to receive from the Company and any of its subsidiaries that would constitute a "parachute payment" within the meaning of Section 28O6 of the Code, less (iii) the amount of federal income taxes payable with respect to the payment and benefits described in (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and
(ii) above by Section 4999 of the Code.

          (c) The cash payment obligation of the Company under paragraph (a) above shall be paid to you in a lump sum within ten days of the Date of Termination.

          (d) Following any termination, the Company will indemnify you to the fullest extent permitted under applicable laws against any claim, proceeding, lawsuit, investigation or other action (collectively, an "Action") involving you in connection with, or relating to, your employment with the Company or its subsidiaries, and the Company will, to the fullest extent permitted under applicable laws, advance to you such expenses incurred by you in connection with the investigation and defense of any such Action.

          5.  Default in Payment.  Any payment not made within ten days after it
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is due in accordance with this Agreement shall thereafter bear interest, compounded annually, at the prime rate from time to time in effect at The First National Bank of Boston.

          6.  No Assignment.  No interest of you or your spouse or any other
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beneficiary under this Agreement, or any right to receive payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, you or your spouse or other beneficiary, including for alimony.

          7.  Unsecured Obligation.  All rights of you and your spouse or their
              --------------------
beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or payment of any amounts due hereunder. Neither you nor your spouse or other beneficiary shall have any interest in or rights against any specific assets of the Company, and you and your spouse or other beneficiary shall have only the rights of a general unsecured creditor of the Company.

          8.  Covenant Not to Compete; Non-Solicitation; Confidential
              -------------------------------------------------------
              Information.
              -----------

          (a) You hereby acknowledge that, in the course of your employment, you will necessarily have access to become familiar with and, as an indispensable part of your employment, use trade secrets, customer lists and detailed customer-related information (some or all of which may constitute trade secrets), business plans, financial and other proprietary and confidential information (collectively "Confidential Information") concerning the Company and
                           ------------------------
that such knowledge and familiarity was and will continue to be of special, unique, and extraordinary value to the Company.

          (b) You hereby agree that during the Noncompete Period (as defined below), you will not directly or indirectly either for yourself or for any other person or entity (whether as an owner, stockholder, consultant, agent, advisor, partner (general or limited) or otherwise), individually or as part of a group, own, operate, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with any part of the business presently engaged in by the Company that generates at least 20% of the Company's operating profits within any geographical area (within or without the United States) in which the Company engages in such business (or solicit any person to engage in any of the foregoing activities). "Noncompete Period" shall
                                                        -----------------
mean the term of your employment and (i) in the event your employment with the Company is terminated under circumstances which entitle you to benefits under
Section 4(a), the twelve months after the occurrence of a Change in Control; and
(ii) in the event your employment is terminated after the occurrence of a change in control, but under circumstances which do not entitle you to benefits under
Section 4(a), the period ending on the later of (a) the date twelve months after the occurrence of the change in control, and (b) the date your employment with the Company is terminated. Nothing herein shall prohibit you from being a passive owner of not more than 5%, in the aggregate, of the outstanding stock of any class of a corporation which is publicly traded and which competes with the business of the Company so long as you have no direct or indirect participation in the management of such corporation. You acknowledge that there is no general geographical restriction contained in this paragraph due to the Company-wide nature of your job responsibilities and that no lesser scope of the restriction would adequately protect the Company's assets and other legitimate business interests.

          (c) During the Noncompete Period, you agree not to directly or indirectly on your own behalf or for any other person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, (ii) hire any person who is an employee of the Company as of or immediately prior to the time of such hiring, or (iii) induce or attempt to induce any manufacturers' representative, customer, supplier, licensee, agent or other business relation of the Company to cease doing business with the Company.

          (d) You agree that you will not reveal or disclose to any unauthorized person, or take and use for your own account any Confidential Information concerning the Company unless and to the extent that (i) the information was or becomes available to you on a nonconfidential basis from a source which is not, to your knowledge, bound by a confidentiality obligation to the Company, (ii) you are required by a court of competent jurisdiction or otherwise compelled by law to disclose such Confidential Information or (iii) such disclosure is made by you in good faith in connection with your responsibilities and duties to the Company and its subsidiaries. In the event that you are so required or compelled to make such disclosure, you agree to cooperate with the Company to preserve in full the confidentiality of all Confidential Information whose disclosure is not required or compelled. Upon termination of employment, you agree to promptly return to the Company all materials and all copies of materials involving any Confidential Information in your possession or control. You also agree to represent to the Company in writing that you have complied with the provisions of this paragraph (d) upon termination of employment.

          9.  Effect on Other Plans, Agreements and Benefits.  Except to the
              ----------------------------------------------
extent expressly set forth herein, any benefit or compensation to which you are entitled under any agreement between you and the Company or any of its subsidiaries or under any plan maintained by the Company or any of its subsidiaries in which you participate or participated shall not be modified or lessened in any way, but shall be payable according to the terms of the applicable plan or agreement. The terms of this Agreement shall supersede any existing agreement between you and the Company executed prior to the date hereof to the extent any such agreement is inconsistent with the terms hereof. Notwithstanding the above, any benefits received by you pursuant to this Agreement shall be in lieu of any severance benefits to which you would otherwise be entitled under any general severance policy maintained by the Company for its management personnel.

          10.  Successors; Binding Agreement.
               -----------------------------

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean Cable Design Technologies Corporation and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

          11.  Notice.  For the purposes of this Agreement, notices and all
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other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when actually delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary, or to such other address for either party as it may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

          12.  Miscellaneous.  No provision of this Agreement may be modified,
               -------------
waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach of or failure to comply with any condition or provision of this Agreement by the other party hereto shall be deemed to be a waiver of any similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

          13.  Choice of Law.  All questions concerning the construction,
               -------------
validity and interpretation of this Agreement and any exhibits and schedules hereto will be governed by the internal law, and not the law of conflicts of, the State of Delaware.

          14.  Validity.  The invalidity or unenforceability of any provision of
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this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          15.  Counterpart.  This Agreement may be executed in several
               -----------
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          16.  Survival.  The obligations of the parties under this Agreement
               --------
all survive the term of this Agreement.

          17.  Enforcement.  The Company agrees to reimburse you for all
               -----------
expenses (including reasonable legal fees and expenses) incurred by you to enforce any breach by the Company of the terms hereof.

                           *     *     *     *     *

          If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company this letter and the enclosed copy of this letter which will then constitute our agreement on this subject. We will return the copy of this letter to you.

                                    Sincerely,

                                    CABLE DESIGN TECHNOLOGIES
                                    CORPORATION



                                    By: /s/ Paul M. Olson
                                        ---------------------------------
                                    President and Chief Executive Officer



Agreed to as of November 1, 1997.

  /s/ Charles B. Fromm
-----------------------------
      Charles B. Fromm